Exhibit 2

EXECUTION COPY

Dated 23 February 2004

SALE AND PURCHASE AGREEMENT

between

(1)                    VITONAS INVESTMENTS LIMITED

(2)                    CERTUS KFT

(3)                    RUMED 2000 KFT

and

(4)                    EUROWEB INTERNATIONAL CORP.

relating to

ELENDER ÜZLETI KOMMUNIKÁCIÓS ÉS SZOLGÁLTATÓ

RÉSZVÉNYTÁRSASÁG

TABLE OF CONTENTS

ARTICLE I: DEFINITIONS; INTERPRETATION
1.1 Definitions
1.2 Singular/Plural; References

ARTICLE II: THE TRANSACTION
2.1 Purchase and Sale of the Sale Shares
2.2 Assignment of the Transferable Shareholders Loan
2.3 Total Consideration
2.4 Cash Consideration
2.5 Share Consideration

ARTICLE III: CLOSING
3.1 Closing Date; Place of the Closing
3.2 Closing Matters

ARTICLE IV: TRANSACTIONS PRIOR TO CLOSING
4.1 Conduct of Business prior to Closing
4.2 Webigen Property Rights
4.3 Repayment of Shareholders Loan prior to Closing
4.4 Further Actions

ARTICLE V: CONDITIONS TO CLOSING
5.1 Condition to Obligations of the Parties
5.2 Actions Relating to the Closing Conditions
5.3 Notices

ARTICLE VI: REPRESENTATIONS AND WARRANTIES
6.1 Representations and Warranties of the Vendors
6.2 Representations and Warranties of the Purchaser
6.3 Indemnification by the Vendors
6.4 Indemnification by the Purchaser
6.5 Conduct of Litigation
6.6 Limitation on Indemnification
6.7 Management Representation Letter

ARTICLE VII: SUPPLY OF INFORMATION

ARTICLE VIII: TERMINATION
8.1 General
8.2 Procedure Upon Termination
8.3 Survival of Certain Provisions

ARTICLE IX: POST CLOSING OBLIGATIONS
9.1 Repayment of the Non-transferable Shareholders Loan
9.2 Security for the Repayment of the Non-transferable Shareholders Loan
9.3 The Vendors’ Right to Appoint Board Member of the Purchaser
9.4 The Vendors’ Right to Appoint Board Member of the Company

9.5 Claims Against Officers
9.6 Covenants not to Compete
9.7 Filing Pursuant to Securities Exchange Act of 1934

ARTICLE X: MISCELLANEOUS
10.1 Fees and Expenses
10.2 Arbitration
10.3 Notices
10.4 Entire Agreement
10.5 Assignability
10.6 Amendment and Modification
10.7 Public Announcements
10.8 Language
10.9 Counterparts
10.10 Applicable Law
10.11 Severability
10.12 Confidentiality

SCHEDULE 1: Particulars of the Vendors
ANNEX A: Management Representation Letter

SALE AND PURCHASE AGREEMENT dated as of 23 February 2004 by and between

1. VITONAS INVESTMENTS LIMITED (registered seat: Chrysanthou Mylona 3, P.C. 3030 Limassol, Cyprus; registration number: HE 111437) (“Vitonas”)

2. CERTUS KFT. (registered seat: H-1025 Budapest, Hungary, Vihorlát u. 10.; registration number: Cg. 01-09-169062) (“Certus”)

3. RUMED 2000 KFT. (registered seat: H-1056 Budapest, Hungary, Irányi u. 1.; registration number: 01-09-691194) (“Rumed”)

and

4. EUROWEB INTERNATIONAL CORP. (business address: 1065 Avenue of the Americas, 21st Floor, New York, NY 10018, USA; IRS NUMBER: 133696015) (“Purchaser” or “EuroWeb”)

Vitonas, Certus and Rumed will be referred to collectively as “Vendors” and individually as “Vendor”. Purchaser and Vendors will be referred to collectively as “the Parties” and individually as a “Party”.

RECITALS

A.                                   WHEREAS, Elender Üzleti Kommunikációs és Szolgáltató Részvénytársaság (in English: Elender Business Communications Services Ltd. (registered seat: H-1138 Budapest, Hungary, Váci út 141.; registration number: Cg. 01-10-044965) (the “Company”) is engaged in the provision of business communication application development and IT services. The Parties are aware that Elender Üzleti Kommunikációs és Szolgáltató Részvénytársaság was created through the merger of various companies with the effective date of 13 October 2003. For the purposes of this Agreement, where relevant, the “Company” also means its legal predecessors.

B.                                     WHEREAS, the Vendors are the owners of the 100% of the registered shares of the Company.

C.                                     WHEREAS, the Vendors made available a loan to the Company in accordance with the terms and conditions set out in the unified loan agreement dated 4 November 2002 (the “Loan Agreement”). The Parties’ intention is that a part of the loan under the Loan Agreement in the amount equal to the HUF counter value of USD 2.900.000,- (US Dollar two million nine hundred thousand) (taking into account the Exchange Rate as defined below) minus the amount of the Net External Debt as at Closing will remain with the Vendors (the “Non-transferable Shareholders Loan”). The remaining loan under the Loan Agreement (that part which is not the Non-transferable

Shareholders Loan) (the “Transferable Shareholders Loan”) will be transferred to the Purchaser pursuant to this Agreement.

D.                                    WHEREAS, the Purchaser intends to buy, in accordance with the conditions set forth in this Agreement, all the shares in the Company and to take an assignment of the Transferable Shareholders Loan (including accrued interest) at Closing. The Vendors intend to sell 100% of the shares in the Company and to assign the Transferable Shareholders Loan to the Purchaser.

E.                                      WHEREAS, the Parties entered into a term sheet on 29 January 2004 setting out their intention to enter into this Agreement (“Term Sheet”) and in the Term Sheet their agreed on the conditions on which they are prepared to enter into this Agreement; such conditions have been either met or waived.

NOW IT IS HEREBY AGREED as follows:

ARTICLE I: DEFINITIONS; INTERPRETATION

1.1                                 Definitions                                     Wherever used in this Agreement or the Schedules hereto, unless the context otherwise requires, the following shall apply to the following terms, respectively, when said terms are used with an upper-case first letter.

“Accounts” means the financial statements of the Company reflecting the Company’s business position as of the Last Accounting Date.

“Additional Security” shall have the meaning as defined in Section 9.2 (c) hereof.

“Affiliates” means two or more companies, one of which directly or indirectly owns at least 50% (fifty percent) of the share capital of the other company, or which are both owned directly or indirectly as to at least 50% (fifty percent) of their share capital by a third company.

“Agreed Encumbrances” means the encumbrances (option and pledge) granted by the Vendors to the Bank over their shareholding interests in the Company in connection with the Company entering into a loan agreement with the Bank on 22 October 2002 (No. PFS-02-09-06).

“Agreement” means this Sale and Purchase Agreement and all schedules and annexes attached hereto, as the same may be amended or modified from time to time.

“Articles” means the Articles of Association of the Company as at the date hereof.

“A Shares” means the 19,997 Class ‘A’ ordinary shares in the registered capital of the Company.

“Assignment Notice” means the notice issued by the Vendors to the Company pursuant to Section 328 (4) of the Hungarian Civil Code notifying the Company that the Loan Assignment has become effective.

“Bank” means Raiffeisen Bank Részvénytársaság (registered office: H-1054 Budapest, Hungary, Akadémia u. 8.; registration number: Cg. 01-10-041042).

“B Shares” means the 3 Class ‘B’ preference shares in the registered capital of the Company having the rights attached thereto as set out in the Articles.

“Business Day” means a day other than a Saturday or Sunday or public holiday in Hungary.

“Cash Consideration” shall have the meaning ascribed to it in Section 2.4 hereof.

“Closing” shall mean the occasion on which the Purchaser and the Vendors perform their respective obligations subject to Article V hereof and as contemplated by Section 3.2 hereof.

“Closing Date” means the date upon which the Closing occurs.

“Company” shall have the meaning as defined in Recital A hereof.

“Confidentiality Agreement” means the confidentiality agreement between Vitonas and the Purchaser dated 25 September 2003.

“Consideration for the Loan Assignment” means the consideration to be paid by the Purchaser to the Vendors in consideration for the assignment of the Transferable Shareholders Loan that is equal to the outstanding loan amount (principal and interest) of the Transferable Shareholders Loan at Closing.

“Consideration for the Sale Shares” means the consideration to be paid by the Purchaser to the Vendors as consideration for the sale of the Sale Shares (being equal to the Total Consideration minus the amount of the Consideration for the Loan Assignment).

“Controlling Influence” means that the controlling entity directly or indirectly owns more than 50% of the share capital of the controlled company or is entitled to appoint more than 50% of the management of the controlled company.

“Data Room” means the room at the Company’s principal place of business containing certain information and documents in connection with the Company.

“Escrow Agent” means the escrow agent appointed in  the Escrow Agreement.

“Escrow Agreement” means the escrow agreement pursuant to Section 5.2 hereof, to take effect from Closing.

“Escrow Shares” shall mean 248.122  EuroWeb Shares the face value of USD 0,001 each to be placed in escrow at the Escrow Agent and to be held pursuant to the terms and conditions of the Escrow Agreement.

“Escrow Shares Value” means with respect to a particular reference date the trade weighted stock market price of the Escrow Shares in the last 60 days prior to the reference date on the NASDAQ. For the establishment of the trade weighted average stock price, the daily closing stock price should be multiplied with the number of daily trading volumes. This methodology should be used for the last 60 days and they are to be added together. This result should be divided with the sum of all of the trading volumes during this 60-day period of time.

“EuroWeb Shares” shall mean outstanding and issued shares in EuroWeb International Corp. of common stock par value USD 0,001 each, and “EuroWeb Share” means any one of the EuroWeb Shares.

“Event of Default” shall mean the event that the Company following the Closing fails to discharge any of its payment obligation under the Non-Transferable Shareholders Loan.

“Exchange Rate” shall have the meaning as defined in Section 2.3 hereof.

“Last Accounting Date” means 31 December 2003.

“Loan Agreement” shall have the meaning as defined in Recital C.

“Loan Assignment” means the assignment of the Transferable Shareholders Loan pursuant to this Agreement.

“Material Condition” means a condition precedent or condition subsequent or obligation established by the Competition Office in accordance with Section 30 (3) of the Act LVII of 1996 on unfair market practices and the prohibition of market restrictions, established by the Competition Office, which if complied with by the Purchaser would have an obvious material adverse effect on the combined operations of the Company and Euroweb Internet Szolgáltató Részvénytársaság (registered seat: H-1122 Budapest, Hungary, Városmajor u. 13.; registration number: Cg. 01-10-043569), e.g. which requires the Purchaser to sell certain assets or shareholding interests in companies or terminate important supply or customer contracts in connection with the transaction contemplated by this Agreement.

“Non-transferable Debt” shall mean the aggregate of (i) both short and long term borrowings of the Company due to parties other than the Vendors (including bank overdrafts and liabilities arising from hire-purchase contracts) and including accrued interest up to the date of Closing (“Net External Debt”) and (ii) the Non-transferable Shareholders Loan including accrued interest thereon.

“Non-transferable Shareholders Loan” and “Transferable Shareholders Loan” shall have the meaning as defined in Recital C hereof.

“Party” or “Parties” shall mean, collectively the Purchaser and the Vendors, and individually any one of them.

“Reference Price” means USD 4,43 / 1 EuroWeb Share.

“Registration Rights Agreement” means the registration rights agreement pursuant to Section 5.2 hereof to take effect from Closing.

“Required Security Value” means 75% of the outstanding amount of the Non-transferable Shareholders Loan at and after Closing.

“Sale Shares” shall mean all the A Shares and the B Shares being purchased by the Purchaser from the Vendors pursuant to this Agreement and being all the issued registered capital of the Company.

“Security Obligations” shall mean collectively (i) the Agreed Encumbrances and (ii) the prompt suretyship obligation undertaken by Wallis in connection with the Company entering into a loan agreement with the Bank on 22 October 2002 (No.
PFS-02-09-06).

“Share Consideration” shall have the meaning ascribed to it in Section 2.5 hereof.

“Sulinet Agreements” shall mean the agreements between the Company on one side and the Ministry of Informatics and Communications and the Ministry of Education on the other side on (i) providing Internet services for 5,000 Public Network (“Közháló”) service termination points that are connected to Sulinet sub-network built on the basic telecommunication and network services of the Public Network and (ii) providing costumer and remote control services for the users of Public Network service termination points that are connected to Sulinet sub-network built on the basic telecommunication and network services of the Public Network.

“Term Sheet” shall have the meaning as defined in Recital E hereof.

“Term Sheet Amendment” means Amendment No. 1 to the Term Sheet of even date with this Agreement between the Parties hereto.

“Total Consideration” shall have the meaning ascribed to it in Section 2.3 hereof.

“Transferable EuroWeb Shares” shall mean the EuroWeb Shares comprising the Share Consideration (677.201 that is six hundred seventy seven thousand two hundred and one EuroWeb Shares, assuming that the value of the Share Consideration will be USD 3.000.000,-).

“Vendors’ Board Member” shall have the meaning as defined in Section 9.4 hereof.

“Vendors’ Proportion” in respect of each Vendor is the percentage set out against his name in Schedule 1 under the caption Vendors’ Proportion.

“Vitonas Security Obligations” means encumbrances (option and pledge) granted by Vitonas to the Bank over its shareholding interest in the Company in connection with a loan agreement dated 7 October 2002.

“Wallis” means WALLIS Befektetési, Gazdasági Tanácsadó és Vagyonkezelõ Részvénytársaság (registered office: H-1134 Budapest, Hungary, Klapka utca 11.; registration number: Cg. 01-10-041766).

1.2                                 Singular/Plural; References  In this Agreement:

(a)                                  unless the context otherwise requires, words denoting the singular include the plural and vice versa, and words denoting persons include natural or juridical persons, corporations, partnerships and legal entities;

(b)                                 the terms “hereof”, “hereto” and “hereunder” and similar expressions mean and refer to this Agreement; and any particular Article, Section, Clause or Paragraph of this Agreement followed by a number means and refers to the specified Article, Section, Clause or Paragraph of this Agreement.

ARTICLE II: THE TRANSACTION

2.1                                 Purchase and Sale of the Sale Shares  Subject to the terms and conditions of this Agreement, each of the Vendors hereby agrees to sell, transfer and deliver the number of Sale Shares set out against its name in Schedule 1 to the Purchaser, and the Purchaser agrees to purchase the Sale Shares at the Closing. In consideration of the sale, transfer and delivery of the Sale Shares by the Vendors, the Purchaser shall pay the Consideration for the Sale Shares to the Vendors at Closing.

2.2                                 Assignment of the Transferable Shareholders Loan  Subject to the terms and conditions of this Agreement, the Vendors agree to assign and the Purchaser agrees to take assignment of the Transferable Shareholders Loan with effect from Closing. The Consideration for the Loan Assignment shall be paid by the Purchaser to the Vendors at the Closing. The Consideration for the Loan Assignment shall be allocated among the Vendors in the Vendors’ Proportion.

2.3                                 Total Consideration  The Parties agree that assuming the Non-Transferable Debt at Closing is USD 2.900.000,- (US Dollar two million nine hundred thousand) (including accrued interest), the total consideration (“Total Consideration”) payable by the Purchaser for the transfer of the Sale Shares and the assignment of the Transferable Shareholders Loan (including accrued interest) will be equal to USD 9.500.000,- (US Dollar nine million five hundred thousand) whereas if the Non-Transferable Debt of the Company at Closing is higher than USD 2.900.000,- (US Dollar two million nine hundred thousand) the Total Consideration will be decreased accordingly. For the purposes of the calculation of the Total Consideration the amount of the Non-transferable Debt shall be taken into account by using the HUF/USD medium foreign exchange rate of the Bank prevailing one Business Day before the Closing Date (“Exchange Rate”). For the avoidance of doubt it is agreed between the Parties that the amount of the Non-Transferable Debt and any repayment of shareholders loan in excess of the Permitted Repayment under Section 4.3 are the only factors which may result in the decreasing of the Total Consideration. The Total Consideration consists of two elements: cash consideration (“Cash Consideration”) and EuroWeb Shares (“Share Consideration”).

2.4                                 Cash Consideration  The Cash Consideration is USD 6.500.000,- (US Dollar six million five hundred thousand). The Cash Consideration is due at Closing.

2.5                                 Share Consideration  In addition to the payment of the Cash Consideration the Purchaser shall transfer the number of EuroWeb Shares the value of which is equal to USD 3.000.000,- (US Dollar three million) — or if the Total Consideration will be lower than USD 9.500.000,- (US Dollar nine million five hundred thousand) based on Section 2.3 above, then the amount of the Share Consideration will be decreased with the corresponding amount (“Transferable EuroWeb Shares”). The number of Transferable EuroWeb Shares shall be calculated based on the Reference Price. The Share Consideration is due at the time of Closing.

ARTICLE III: CLOSING

3.1                                 Closing Date, Place of the Closing    The Closing shall take place in Budapest, Hungary at the offices of the Bank five business days after all of the conditions precedent (set out in Article V hereof) have been satisfied or on such other date as the Parties may mutually agree.

3.2                                Closing Matters           Subject to the terms and conditions of this Agreement:

3.2.1                       at the Closing, the Purchaser shall

(a)                                  pay to the Vendors the Cash Consideration in full by wire transfer of immediately available funds to the Vendors’ accounts and in the Vendors’ Proportion, provided that not later than 3 (three) Business Days preceding the Closing Date any of the Vendors shall be entitled to designate alternative accounts for the respective amounts due to each of them, with the proviso that any new account designated by Vitonas shall also be with the Bank. The payment by the Purchaser of the Cash Consideration to such accounts shall be deemed an effective discharge of the requirement to pay such sum if and when the relevant sums shall have been received for the credit of each of such accounts;

(b)                                 issue the Transferable EuroWeb Shares in the names of the Vendors and based upon the Vendors’ Proportion and deliver stock certificates representing the Transferable EuroWeb Shares to the Vendors or to the agents or brokerage firms as designated by the Vendors to the Purchaser in writing not later than 5 Business Days prior to Closing which Transferable EuroWeb Shares shall be qualified for trading on the NASDAQ National Market System or SmallCap Market;

(c)                                  deliver the stock certificates representing the Escrow Shares and the irrevocable signed stock power to the Escrow Agent in full accordance with the  Escrow Agreement; delivery to be confirmed in writing by the Escrow Agent to the Vendors (and if required, in accordance with Section 9.2 (c) hereof deliver the Additional Security to the Vendors in form and substance reasonably satisfactory to the Vendors).

3.2.2        at the Closing, the Vendors shall

(a)                                 deliver to the Purchaser such resignations or recalls of members of the board of directors and supervisory board, and the auditors of the Company as the Purchaser shall request;

(b)                                 upon receipt of the Cash Consideration, the transfer of the Transferable EuroWeb Shares and the written confirmation from the Escrow Agent pursuant to Section 3.2.1 (c) hereof

(i)                                       obtain the release from the Bank of the Vitonas Security Obligations;

(ii)                                   deliver to the Purchaser the Sale Shares endorsed to the Purchaser; and

(iii)                                deliver to the Company the duly signed Assignment Notice.

3.2.3                       Immediately following the delivery of the Sale Shares pursuant to Section 3.2.2(b)(ii) the Purchaser shall be registered in the share register of the Company as the owner of the Sale Shares.

ARTICLE IV: ACTIONS PRIOR TO CLOSING

4.1                                Conduct of Business prior to Closing  In the period as from the signing this Agreement until Closing, the following shall apply:

(a)                                 the Vendors shall cause the Company to provide reasonable notice to the Purchaser of all significant transactions (having a value of at least HUF 30,000,000) in which the Company is involved;

(b)                                 the Vendors shall cause the Company to operate in the ordinary course in all material respects;

(c)                                 the Vendors shall not cause adverse change to the Company’s business.

4.2                                 Webigen Property Rights  The Purchaser shall have the option to have the Company to write-off the Webigen property rights (capitalised cost of HUF 171,711,594 as at the 13 October 2003 shown under balance sheet caption “intangible assets”) prior to Closing. Any tax risks and liabilities connected with the write-off pursuant to the Purchaser’s request of the Webigen Property rights shall solely be the Purchaser’s responsibility and such risks and liabilities shall be deemed to be exceptions from the warranties and representations made by the Vendors in this Agreement.

4.3                                 Repayment of Shareholders Loan prior to Closing  If the Company at Closing has an overdraft financing facility agreement for at least HUF 100 million, then any repayment of shareholders loans (including applicable interest) that the Vendors have received during the period as from 1 January 2004 to Closing, up to a maximum of HUF 220 million shall be permitted (“Permitted Repayment”). Any payment of dividends during the period as from 1 January 2004 to Closing will be included in the HUF 220 million cap.

If the Company at Closing has an overdraft financing facility agreement for HUF 50 million then any repayments of shareholder loans (including applicable interest) that the Vendors have received during the period as from 1 January 2004 to Closing, up to a maximum of HUF 180 million shall be permitted (Permitted Repayment). Any payment of dividends during the period as from 1 January 2004 to Closing will be included in the HUF 180 million cap.

If the Company at Closing has no overdraft financing facility then any repayments of shareholder loans (including applicable interest) that the Vendors have received during the period as from 1 January 2004 to Closing upto a maximum of HUF 140 million shall be permitted (Permitted Repayment). Any payment of dividends during the period as from 1 January 2004 to Closing will be included in the HUF 140 million cap.

Any overdraft financing facility agreement in the amount between HUF 50 million and HUF 100 million shall result in a proportionate adjustment to the amount of the Permitted Repayment between HUF 180 million and HUF 220 million; whereas an overdraft facility in an amount less than HUF 50 million shall result in a proportionate adjustment to the amount of the Permitted Repayment between HUF 140 million and HUF 180 million.

If the actual shareholders loan (including principal and interest) repayment and dividend payment made in the period as from 1 January 2004 to Closing is in excess of the Permitted Repayment, the excess amount will be deducted from the Cash Consideration and the Total Consideration, respectively.

Within 5 business days prior to Closing, the Vendors will allow the Purchaser or its advisors upon the Purchaser’s request to review the payments of the Company as from 1 January 2004 upto Closing and to confirm the actual amount of shareholders loan (including principal and interest) repayments and dividend payments, if any made to the Vendors during the period as from 1 January 2004 to Closing.

4.4                                Further Actions  Subject to the terms and conditions hereof, each of the Parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE V: CONDITIONS TO CLOSING

5.1                                Condition to Obligations of the Parties                                    The respective obligations of the Parties hereto are subject to the satisfaction at or prior to Closing of the following conditions precedent:

(a)                                 the printing out of the Sale Shares;

(b)                                the Purchaser shall have obtained

(i)                                    the approval of the Competition Office containing no Material Condition; or

(ii)                                  the Purchaser shall have obtained the approval of the Competition Office with Material Condition(s), which are acceptable to the Purchaser, such acceptance to be notified in writing to the Vendors within 8 Business Days following the delivery of the approval of the Competition Office to the Purchaser;

(c)                                 the release of the Vendors and Wallis from the Security Obligations and the obtaining of the approval of the Bank to the change in the Company’s ownership and management structure pursuant to this Agreement;

(d)                                the sale and purchase agreement with respect to the sale by the Company of its shareholding interest in INDEX.HU Rt. has been signed and consummated (the shares have been transferred and the proceeds have been paid pursuant to terms and conditions of such sale and purchase agreement).

(e)                                  the Vendors and the Purchaser shall have entered into the Escrow Agreement to take effect from Closing;

(f)                                    the Vendors and the Purchaser shall have entered into the Registration Rights Agreement to take effect from Closing.

5.2                                 Actions Relating to the Closing Conditions  The Purchaser shall use its best endeavours to obtain the approval of the Competition Office to the transaction contemplated in this Agreement, which includes that the Purchaser shall in a timely manner make all the necessary filings and shall provide all the information to the Competition Office as required by law and as requested by the Competition Office. Without limitation to the above, the Purchaser shall file the request for the approval of the Competition Office as soon as practicable but in any even not later than within the statutory deadline (i.e. 30 days from the signing of this Agreement). To the extent any filing and information relates to the Vendors and the Company, the Vendors shall co-operate and shall also cause the Company to co-operate with the Purchaser. The Purchaser shall promptly provide to the Vendors copies of all of its submissions filed with the Competition Office and all written correspondence from the Competition Office. If the approval of the Competition Office contains Material Condition(s), the Parties shall promptly discuss the possibility of meeting the Material Condition, and in any event the Purchaser shall notify the Vendors within 8 Business Days following the receipt by the Purchaser of approval of the Competition Office the Vendors in writing whether or not it accepts the Material Condition(s).

The Parties will mutually co-operate as to procuring the release of the Vendors and Wallis from the Security Obligations and the obtaining of the approval of the Bank to the change in the ownership and management structure of the Company. The Parties are aware that this will likely involve that the Purchaser will be required to provide appropriate replacement securities, and the Purchaser will comply with the Bank’s reasonable requests to provide such replacement securities.

The Parties agree that the Company’s 30.9% shareholding interest in INDEX.HU Rt. (registered seat: H-1134 Budapest, Hungary, Klapka u. 1-3.; registration number: Cg. 01-10-044202) and a related HUF 190 million shareholders loan made to the Company (and its accrued interest) is not part of this transaction. Before the date of the Closing the still outstanding HUF 164 million principal and the accrued interest of such shareholders loan will be repaid to Wallis from the proceeds of the sale by the Company of its shareholding interest in INDEX.HU Rt. The sale price of the shareholding interest in INDEX.HU Rt. shall not be less than the book value of such shareholding interest in the books of the Company minus HUF 15.000.000,-.

The Vendors and the Purchaser undertake to enter into a pledge and escrow agreement within 30 days of the signing of this Agreement providing by the Purchaser to the Vendors a security for the repayment of the Non-Transferable Shareholders Loan consisting of the Escrow Shares in accordance with Section 9.2 hereof (the “Escrow Agreement”).

The Vendors and the Purchaser undertake to enter into a registration rights agreement in accordance with Section 1 of the Term Sheet Amendment (the “Registration Rights Agreement”) within 30 days of the signing of this Agreement.

In the course of negotiating the Escrow Agreement and the Registration Rights Agreement  the Parties shall use their best efforts to agree on a mutually acceptable wording.

5.3                                Notices                                  Each Party shall give prompt written notice to the other Parties of:

(a)                                 the occurrence of each event or action required as a condition set forth in Section 5.1; and

(b)                                the occurrence of any event or action of which it becomes aware which may reasonably be anticipated to result in the non-satisfaction of any such condition by the Closing Date.

For the purpose of this Section 5.3, notice given by one Vendor shall be deemed to be notice given by all Vendors.

ARTICLE VI.                      REPRESENTATIONS AND WARRANTIES

6.1                                 Representations and Warranties of the Vendors    The Vendors represent and warrant to the Purchaser severally, not jointly as follows (unless the wording of the representations and warranties refer to a specific date, the following representations and warranties refer to both the date of the signing of this Agreement as well as the Closing Date):

(a)                                  Authorisation and Validity of the Agreement    Each of the Vendors has the legal capacity, right, power and authority to execute, deliver and perform this Agreement and the other agreements and documents contemplated by this Agreement. The execution, delivery and performance by the Vendors of this Agreement and the consummation by them of the transactions contemplated hereby have been duly authorised by all necessary action on the part of the Vendors. This Agreement has been duly executed and delivered by the Vendors.

(b)                                 Capitalisation    Following the registration of the merger described in Recital A hereof the Company initiated the required procedures regarding the printing out of the Sale Shares, such printing out will take place prior to the Closing. The Sale Shares are the whole of the issued registered capital of the Company. Except for the right of first refusal attached to the B Shares as provided in the Articles, there are no rights of first refusal, pre-emptive rights or other similar agreements (whether by the Vendors or otherwise) obligating the Company or any Vendor to offer any Sale Shares to any person and none of the Sale Shares were issued in violation of any pre-emptive or similar rights.

(c)                                  Sale Shares    At Closing the Sale Shares shall be validly issued, fully paid up and owned by and registered under the name of the Vendors. Upon the Closing the Sale Shares will be transferred to the Purchaser, free from all encumbrances, claims and litigation except for the Agreed Encumbrances and other encumbrances as the Bank and the Purchaser may agree.

(d)                                Organisation of the Company    The Company is a company limited by shares established under the laws of the Republic of Hungary and is duly organized, validly existing and in good standing.

(e)                                  Taxation    To the best of the knowledge of the Vendors the Company has lawfully performed its obligations to file all relevant tax returns and to pay taxes and contributions.

(f)                                    Books    To the best of the knowledge of the Vendors the Company has kept its books in accordance with the relevant legal rules and its financial statements present a true and fair view of the Company’s financial position in all material respects.

(g)                                 INDEX.HU Rt.    Following the execution of the sale of the shareholding interest in INDEX.HU Rt. neither the Company nor its shareholders will have any remaining material legal, financial or tax liabilities in connection with or arising from the sale of the shareholding interest in INDEX.HU Rt..

(h)                                 Adherence with Securities Laws.    Each of the Vendors agree that they are acquiring the Transferable EuroWeb Shares for investment purposes and will not offer, sell or otherwise transfer, pledge or hypothecate any of the Transferable EuroWeb Shares issued to them (other than pursuant to an effective Registration Statement under the Securities Act of 1933, as amended) directly or indirectly unless:

(i)                                     the sale is made pursuant to the exemption from registration under the Securities Act of 1933, as amended, provided by Rule 144 thereunder; or

(ii)                                  the Transferable EuroWeb Shares are sold in a transaction that does not require registration under the Securities Act of 1933, as amended, or any applicable United States state laws and regulations governing the offer and sale of securities, and the

Vendor has furnished to Euroweb an opinion of counsel to that effect or such other written opinion as may be reasonably required by Euroweb.

The Vendors acknowledge that the certificates representing the Transferable EuroWeb Shares shall bear the following legend:

NO SALE, OFFER TO SELL, OR TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE SHALL BE MADE UNLESS A REGISTRATION STATEMENT UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, IN RESPECT OF SUCH SHARES IS THEN IN EFFECT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SAID ACT IS THEN IN FACT APPLICABLE TO SAID SHARES.

6.2                                 Representations and Warranties of the Purchaser    The Purchaser represents and warrants to the Vendors as of the date of this Agreement and the Closing Date:

(a)                                  Authorisation and Validity of the Agreement    The Purchaser has the legal capacity, right, power and authority to execute, deliver and perform this Agreement and the other agreements and documents contemplated by this Agreement. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorised by all necessary action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser.

(b)                                 Capitalisation    There are no rights of first refusal, pre-emptive rights or other similar agreements obligating the Purchaser or any other person to offer any Transferable EuroWeb Shares and Escrow Shares to any person and none of the Transferable EuroWeb Shares and the Escrow Shares were issued in violation of any pre-emptive or similar rights.

(c)                                  EuroWeb Shares    Upon the Closing the Transferable EuroWeb Shares shall be validly issued, fully paid up and owned by and registered under the name of the Vendors and such Shares shall be free from all encumbrances, claims and litigation. By Closing the Escrow Shares shall be validly issued, fully paid up and owned by and registered under the name of the Purchaser. Upon an Event of Default the Escrow Shares shall be transferred to the Vendors, free from all encumbrances, claims and litigation.

(d)                                Organisation of the Company    The Purchaser is a company limited by shares established under the laws of the State of Delaware and is duly organized, validly existing and in good standing.

(e)                                  No devaluation, filings    The Purchaser is not aware of any fact which may result a material devaluation of the EuroWeb Shares compared to the Reference Price. Purchaser has made all necessary filings with the US Securities and Exchange Commission and each such filing, as of its respective filing date, complied with all applicable requirements of the US securities laws and none of such filings contained or contains any untrue statement of a material fact or omits to state a material fact required to be stated in order to make the statements therein not misleading and none of the information provided to Vendors regarding Purchaser contains an untrue statement of material fact or omits to state a material fact required to be stated in order to make the statements not misleading.

6.3                                Indemnification by the Vendors    Subject to the limitations set forth below, the Vendors agree to indemnify the Purchaser against any and all losses which the Purchaser may sustain which arise out of or result from a breach of any of the representations, warranties, covenants or agreements of the Vendors contained in this Agreement.

The Vendors shall not be under any obligation to indemnify or recompense the Purchaser for any contingent or other such losses of a similar nature (unless and to the extent that such losses become realized) and the Purchaser hereby unconditionally waive any claim therefor.

6.4                                Indemnification by the Purchaser    Subject to the limitations set forth below, the Purchaser agrees to indemnify the Vendors against any and all losses which the Vendors may sustain which arise out of or result from a breach of any of the representations, warranties, covenants or agreements of the Purchaser contained in this Agreement.

The Purchaser shall not be under any obligation to indemnify or recompense the Vendors for any contingent or other such losses of a similar nature (unless and to the extent that such losses become realized) and the Vendors hereby unconditionally waive any claim therefor.

6.5                                Conduct of Litigation

(a)                                 Subject to the limitations set forth in Section 6.6 hereof, whenever a claim for indemnification shall arise under this Article VI, the Party (or Parties) seeking indemnification (the “Indemnified Party”) shall notify, in writing, the Party (or Parties) from whom indemnification is sought (the “Indemnifying Party”) of such claim, together with an estimate of the amount of such claim in reasonable detail, and, as soon as known, the facts constituting the basis for such claim. The Indemnified Party shall be under a duty to take commercially reasonable efforts to mitigate the losses relating to any such claim, and any losses incurred in such commercially reasonable mitigation efforts shall constitute losses for purposes of this Article VI.

(b)                                Without limiting the generality of Section 6.5 (a) hereof, in the event of a claim for indemnification hereunder resulting from or in connection with any claim or legal proceeding by a third party (a “Third Party Claim”), the Indemnified Party shall give notice to the Indemnifying Party no later than 20 (twenty) Business Days prior to the time any response to an asserted Third Party Claim is required. The Indemnified Party (or the Company as the case may be) shall not make admission of liability, agreement, settlement or compromise without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party may assume the defence of any Third Party Claim, provided, however, that no settlement shall be made without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If an Indemnifying Party assumes the defence of any such Third Party Claim or related legal proceeding, the Indemnifying Party shall be entitled to select counsel and take all steps necessary in the settlement or defence thereof; provided, however, that the Indemnified Party may, at its own expense, participate in any such proceeding with the counsel of its choice. If any of the Vendors as Indemnifying Party assumes the defence of any Third Party Claim, the Purchaser shall, and shall cause the Company to, provide such Vendor such access to persons and information as it may reasonably request in the defence of such Third Party Claim.

(c)                                 In the case of any claim that is not a Third Party Claim, the Indemnifying Party shall have 30 (thirty) Business Days within which it may respond to a notice of a claim for indemnification given by an Indemnified Party pursuant to Section 6.5(a) hereof. If such claim is not contested, then the Indemnifying Party shall as soon as practicable proceed to take whatever action is required to carry out its indemnification obligations.

6.6                                Limitations on Indemnification

(a)                                  The Vendors’ total liability in respect of all claims under the warranties and representations is limited to 10% of the Total Consideration.

(b)                                 Vendors are not liable in respect of a claim under the warranties and representations unless and until liability determined in respect of any such claim, when aggregated with any other amount or amounts of liability determined in respect of other claims under the warranties and representations exceeds 2% of the Total Consideration (excluding interest, costs, etc.) in which event all the claims under the warranties and representations will be recoverable hereunder including those within the 2 % threshold, provided that the other limitations contained in Section 6.6 hereof will remain unaffected.

(c)                                  The Vendors are not liable in respect of a claim under the warranties and representations unless and until liability determined in respect of any such claim exceeds 0,2% of the Total Consideration (excluding interest, costs, etc.).

(d)                                The Vendors are not liable for a claim under the warranties and representations unless the Purchaser has given the Vendor notice of the claim setting out full particulars of the grounds on which such claim is based on or before the end of the 9th calendar month following the date of the Closing or 30 April 2005, whichever is the later.

(e)                                 The Vendors shall not be liable under this Agreement in respect of any claim to the extent that a provision or reserve is made in the Accounts for the matter giving rise to the claim.

(f)                                    The Purchaser shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of any individual breach of the warranties and representations where the Purchaser would thereby reap a windfall. In particular, the Vendors shall not be liable in respect of any claim (i) to the extent that any losses arising from such claim are covered by a policy of insurance in force on the date of Closing or would have been so covered had such policy of insurance been maintained beyond Closing; or (ii) for any losses suffered by the Purchaser or the Company to the extent of any actual monetary savings realized by the Purchaser or the Company directly corresponding to such losses.

(g)                                The Vendors shall not be liable under this Agreement for any losses to the extent that such losses arise out of or result from:

(i)                                     any act taken by the Company after the Closing other than acts taken for the purpose of mitigating losses;

(ii)                                  any change in accounting or taxation policy, bases or practice of the Company introduced after the Closing.

6.7                                Management Representation Letter    Concurrently with the signing of this Agreement the Purchaser will be provided a management representation letter in form and substance set out in Annex A hereto.

ARTICLE VII: SUPPLY OF INFORMATION

7.1                                 The Purchaser acknowledges that the Data Room and any other written, visual or oral information made available to the Purchaser or its advisers in connection with its or their investigation of the Company and the purchase of the Sale Shares (altogether the “Information”) is not necessarily complete nor sufficient to enable it to decide whether or not to purchase the Sale Shares but the Purchaser has made such investigations as it believes necessary in order to purchase the Sale Shares.

7.2                                 The Purchaser acknowledges that none of the managers of the Company shall be responsible or liable for any Information nor for any errors therein or omissions therefrom. For the avoidance of doubt this will not have an impact on the liability in accordance with the rules and limitations contained in the Labour Code of the employees of the Company for any damages caused for the Company, which liability will remain unaffected.

7.3                                 Without prejudice to the generality of Sections 7.1 and 7.2, the Purchaser acknowledges that all Information speaks as of the date of the document in which it is contained or the date on which it was otherwise given.

ARTICLE VIII: TERMINATION

8.1                                 General    This Agreement may be terminated or rescinded only prior to the Closing, under the following circumstances:

(a)                                 by mutual consent of the Purchaser and the Vendors; or

(b)                                by the Vendors after 45 days following the signing of this Agreement if the Purchaser failed the deadline for the filing of the request for the approval of the Competition Office with more that 15 days for reasons  attributable to the Purchaser; or

(c)                                 by the Vendors if the Purchaser fails any deadline set by the Competition Office in the procedure pursuant to Section 5.1 (b) hereof with more than 15 days, for reasons attributable to the Purchaser;

(d)                                by any of the Parties if the Competition Office in its final written resolution rejects its approval to the transaction contemplated in this Agreement or the Competition Office’s final written resolution contains a Material Condition, which is not acceptable to the Purchaser and this is notified in writing to the Vendors;

(e)                                 by any of the Parties if the Bank explicitly rejects in writing (i) the release of the Vendors and Wallis from the Security Obligations; and / or (ii) its approval to the change of the Company’s ownership and management structure pursuant to this Agreement.

8.2                                 Procedure Upon Termination    In the event of the termination of this Agreement pursuant to Section 8.1 by a Party hereto, written notice thereof specifying the cause of such termination shall promptly be given to each of the other Parties hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the Parties hereto. Notwithstanding anything to the contrary in this Article VIII, the termination of this Agreement shall not release any Party hereto from any obligations or damages attributable to a breach of such Party’s representations, warranties, obligations or covenants prior to the termination of this Agreement.

8.3                                 Survival of Certain Provisions    Notwithstanding Section 8.2 hereof, the respective obligations of the Parties hereto pursuant to Sections 10.1 to 10.3, 10.8, 10.10 and 10.12 shall survive any termination of this Agreement.

ARTICLE IX: POST CLOSING OBLIGATIONS

9.1                                 Repayment of the Non-transferable Shareholders Loan    Following Closing the Purchaser shall cause the Company to repay the Non-transferable Shareholders Loan in HUF in accordance with the following schedule: (i) 15% of the principal loan (i. e. Non-transferable Shareholders Loan) amount will be repayable by the Company within 3 months after Closing; (ii) 35% of the principal loan amount will be repayable by 31 December 2004; and (iii) 50% of the principal loan amount will be repayable in equal quarterly instalments on the last day of each quarter in the period from 1 January 2005 until 31 December 2005. The interest payable to the Vendors on the Non-transferable Shareholders Loan shall be BUBOR + 2.25% p.a., except for the period from 1 July 2005 until full repayment, when the interest will be BUBOR + 5.25% p.a. The interest on the Non-transferable Shareholders Loan will be payable on the same day as the principals and on each interest payment date all the interest accrued until the interest payment date shall be paid.

If the Purchaser must provide short term financing to the Company in excess of USD 300,000,- in the 6 months following Closing to ensure the solvency of the Company’s operations as a result of the fact that all other commercially reasonable possible means have been fully utilized, then the repayment of the Non-Transferable Shareholders loan will be delayed until the repayment of this financing provided by the Purchaser, but in any event such delay cannot be longer that 6 months (“Delay Period”). For the avoidance of doubt this delay in the repayment of Non-Transferable Shareholders Loan shall only have an effect on those parts of the Non-Transferable Shareholders Loan which pursuant to Section 9.1 hereof would otherwise be due in the Delay Period, but the repayment schedule of the remaining Non-Transferable Shareholders Loan shall not be effected.

If an Event of Default occurs the Vendors shall be entitled to exercise their rights under the securities pursuant to Section 9.2 which rights are cumulative and are not in lieu of each other. If there is dispute whether or not an Event of Default occurred the Parties shall endeavour to settle such dispute in amicable negotiations within 15 day with the involvement of any third party expert of their choice. If such dispute cannot be settled within this deadline such dispute shall be referred to the arbitration pursuant to Section 10.2 hereof.

9.2                                 Security for the Repayment of the Non-transferable Shareholders Loan    The Purchaser shall provide the following securities for the repayment of the Non-transferable Shareholders Loan:

(a)                                  the Purchaser hereby irrevocably undertakes prompt suretyship obligation (in Hungarian: “készfizetõ kezesség”) for the full repayment, effective as from the Closing;

(b)                                 the Purchaser shall provide the security deposit of the Escrow Shares, effective as from the Closing;

(c)                                  furthermore, upon the request of the Vendors the Purchaser shall provide additional security (e.g. bank guarantee, security deposit of other shares or securities) securing the repayment of the Non-Transferable Shareholders Loan to the Company if and when the Escrow Shares Value falls below the Required Security Value (“Additional Security”); such Additional Security must have a value which if added together with the Escrow Shares Value equals the Required Security Value.

9.3                                 The Vendors’ Right to Appoint Board Member of the Purchaser    The Purchaser undertakes to convene a shareholders’ meeting of the Purchaser, and to use its best endeavours to cause the shareholders to appoint and maintain at least one board member nominated by the Vendors in the board of directors of the Purchaser. The Purchaser shall initiate to convene this shareholders’ meeting on or immediately after Closing. As a result, the Vendors will be entitled to maintain at least one board member in the board of directors of the Purchaser as long as the Vendors’ shareholding in the Purchaser represents at least 5% of the outstanding shares in the Purchaser.

9.4                                 The Vendors’ Right to Appoint Board Member of the Company    The Vendors shall have the right to appoint and maintain at least one board member in the board of directors of the Company (including its legal successors) as long as the full amount of the Non-Transferable Shareholders Loan is not repaid (“Vendors’ Board Member”). If the Purchaser creates a holding company or any other entity to manage the operations of its Hungarian subsidiaries the right to appoint and maintain one Vendors’ Board Member pursuant to this Section hereof shall automatically apply to such holding company or entity. The Purchaser shall exercise its ownership (voting etc.) rights in the Company so that the Vendors can appoint, revoke and maintain one Vendors’ Board Member at their discretion. As long as the Non-transferable Shareholding Loan is not fully repaid the Purchaser shall maintain shareholding interest in the Company enabling it to ensure that the Vendors be able to appoint and maintain one Vendors’ Board Member.

9.5                                Claims Against Officers    The Purchaser hereby irrevocably agrees that it will not and will cause the Company not to commence any legal action or pursue any claim (other than claims for damages caused wilfully) against members of the board of directors and supervisory board of the Company in office at any time between 7 October 2002 and the Closing Date with respect to their activities performed for the Company prior to the Closing as members of the board of directors or as supervisory board members. This will not have an impact on the liability in accordance with the rules and limitations contained in the Labour Code of the employees of the Company including those who have been also members of the board of directors for any damages caused for the Company, which liability will remain unaffected.

9.6                                 Covenants Not to Compete    Unless acting with the Purchaser’s prior written consent, neither the Vendors nor Wallis or any entity over which a Vendor or Wallis has Controlling Influence will at any time within the one (1) year period immediately following the Closing:

(a)                                       divert from the Company any business conducted in Hungary existing as at Closing;

(b)                                      request or advise any present or future customer of the Company to withdraw, curtail or cancel its business dealings with the Company;

(c)                                       directly or indirectly solicit or encourage any employee of the Company working in the web consulting or the web hosting business lines to leave the employ of the Company;

or

(d)                                      actively solicit or encourage any consultant under contract with the Company to cease work with the Company.

9.7           Filings Pursuant to Securities Exchange Act of 1934    Vendors acknowledge that Sections 13 and 16 of the Securities Exchange Act of 1934, as amended, oblige holders of shares of a registered class of securities to make certain filings once the interests of such holders reach specified thresholds and that such filing requirements may apply to one or more of the Vendors upon the acquisition of the Transferable EuroWeb Shares.

ARTICLE X: MISCELLANEOUS

10.1                           Fees and expenses    Whether or not the transactions contemplated hereby are consummated, each of the Parties hereto shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and through Closing, including attorneys’, accountants and other advisors’ fees and the fees and expenses of any broker, finder or agent retained by such Party in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Vendors may cause the Company to pay up to

HUF 4.000.000,- from its own funds professional fees and out-of-pocket expenses incurred in connection with this Agreement and the transaction contemplated hereby including the costs of US legal counsel in connection with the US legal implications of this Agreement and the transactions contemplated hereby.

10.2                           Arbitration    Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Rules of the Permanent Arbitration Court attached to the Hungarian Chamber of Commerce and Industry. The place of arbitration shall be Budapest, the number of arbitrators shall be three (3) and the language to be used in the arbitral proceedings shall be English.

10.3                          Notices    Any notice, request, demand, waiver or other communication to be given or made under this Agreement to the Parties shall be in writing. Except as otherwise provided in this Agreement, such notice, request, demand, waiver or other communication shall be deemed to have been duly given or made to the Party to which it is required or permitted to be given or made at such Party’s address specified below or at such other address as such Party shall have designated by notice to the Party making such notice, request, demand, waiver or other communication, if hand-delivered, on the date of such delivery, if sent by certified or registered mail, on the date of receipt specified in any return receipt, if sent by telex or telefax or other similar form of telecommunications (with receipt confirmed) on the next working day following such transmission.

(a)	If to Vitonas Investments Limited

Address: H-1134 Budapest, Klapka u. 11.
Fax: +36-1-451-4981
Attention: Bajnai Gordon
With a copy to: Forgó, Varga és Társai Ügyvédi Iroda
Address: 1123 Alkotás u. 17-19.
Fax: +36-1-214-0078
Attention: Dr. Forgó Zoltán

(b)	If to Certus Kft, at:

Address: 1025 Budapest, Vihorlát u. 10.
Fax: +36-1-325-7819
Attention: Lepp Judit
With a copy to: Forgó, Varga és Társai Ügyvédi Iroda
Address: 1123 Budapest, Alkotás u. 17-19.
Fax: +36-1-214-0078
Attention: Dr. Forgó Zoltán

(c)	If to Rumed 2000 Kft, at:

Address: H-1122 Budapest, Kissvábhegyi u. 4-6.

With a copy to: Forgó, Varga és Társai Ügyvédi Iroda
Address: 1123 Budapest, Alkotás u. 17-19.
Fax: +36-1-214-0078
Attention: Dr. Forgó Zoltán

(d)	If to Euroweb International Corp., at:

Address: H-1122 Budapest, Városmajor u. 13.
Fax: 36-1-889-7100
attention: Csaba Törõ
with a copy to: Szabó, Kõvári, Tercsák és Társai Ügyvédi Iroda
Address: H-1132 Budapest, Váci út 20.
Fax: 36-1-451-8599
Attention: Dr. Szabó Tamás

or to such other persons, addresses and fax numbers as a Party shall specify as to itself by notice in writing to the other Parties.

10.4                           Entire Agreement    This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties as to such subject matter, save that the confidentiality and non-solicitation obligations set out in sections 2.5 and 8. of the Term Sheet shall not be superseded and shall remain in effect until Closing, or if no Closing occurs until the time limitation specified in the Term Sheet.

10.5                           Assignability    None of the rights and obligations under this Agreement shall be assignable by any of the Parties hereto without the prior written consent of the other Parties, except that any of the Parties may, without such consent, assign its rights hereunder to any of its Affiliates or successors thereof.

10.6                           Amendment and Modification    This Agreement may be amended, modified and supplemented only by a written instrument authorised and executed on behalf of each of the Parties.

10.7                           Public Announcements    Within 3 (three) days following the date hereof the Parties shall enter into bona fide negotiations and will, without delay, mutually agree on the principles of making public disclosure in respect of this Agreement. None of the Purchaser or the Vendors shall, unless fully in compliance with such principles, make or issue, or cause to be made or issued, any public disclosure, announcement or written statement concerning this Agreement or the transactions contemplated hereby without the prior consent of the other Parties.

10.8                           Language    This Agreement has been executed in the English language, which shall be the binding and controlling language for all matters relating to the meaning or interpretation of this Agreement.

10.9                           Counterparts    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

10.10                     Applicable Law    This Agreement shall be governed by and construed in accordance with the laws of the Republic of Hungary without regard to the conflict of laws principles thereof, provided, however, that provisions specifically referencing the laws of the United States, any actions to be taken pursuant to or in compliance with such laws shall be construed in accordance with US laws and matters relating to the legal authority or capacity of Purchaser, the issuance and nature of EuroWeb Shares, the rights of holders of EuroWeb Shares and the organization of Purchaser shall be construed in accordance with the laws of the State of Delaware.

10.11                             Severability    The provisions of this Agreement will be deemed severable, and if any part of any provision is held to be illegal, void or unenforceable in its entirety or partially or as to any Party, for any reason, such provision may be changed by the applicable arbitration tribunal or court of competent jurisdiction, consistent with the intent of the Parties hereto, to the extent reasonably necessary to make the provision, as so changed, legal, valid, binding, and enforceable.  If any provision of this Agreement is held to be illegal, void, or unenforceable in its entirety or partially or as to any Party, for any reason, and if such provision cannot be changed consistent with the intent of the Parties hereto to make it fully legal, valid, binding, and enforceable, then such provisions will be stricken from this Agreement, and the remaining provisions of this Agreement will not in any way be affected or impaired, but will remain in full force and effect.

10.12.                          Confidentiality    Except as permitted or contemplated by Section 10.7 hereof, each of the Parties undertakes to keep any and all information relating to this Agreement confidential and not to divulge or disclose such information to any third party without the prior express written consent of the other Parties to this Agreement. This will not limit any of the Parties to provide information on this Agreement to the extent reasonably necessary to its Affiliates.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as set forth herein, on the day and year first above written.

VITONAS INVESTMENTS LIMITED
Name (print):	Bajnai Gordon
Signature:	/s/ Bajnai Gordon
Name (print):	Gyula Gansperger
Signature:	/s/ Gyula Gansperger

CERTUS KFT
Name (print):	Lepp Judit
Signature:	/s/ Lepp Judit

RUMED 2000 KFT
Name (print):	DR. Kokane DR. Ruzsovics Agnes
Signature:	/s/ DR. Kokane DR. Ruzsovics Agnes

EUROWEB INTERNATIONAL CORP.
Name (print):	Toro Csaba
Signature:	/s/ Toro Csaba